Exhibit 99.1

WidePoint Corporation First Quarter 2015 Financial Results Conference Call May 11, 2015

WidePoint Corporation – First Quarter 2015 Earnings Conference Call, May 11, 2015

C O R P O R A T E P A R T I C I P A N T S

Steve L. Komar, Chairman and Chief Executive Officer

James T. McCubbin, EVP, Chief Financial Officer

David Fore, Hayden IR

C O N F E R E N C E C A L L P A R T I C I P A N T S

Mike Crawford, B. Riley & Co.

Mike Malouf, Craig-Hallum Capital Group

Sam Donaldson, Private Investor

Jim Kennedy, Marathon Capital

P R E S E N T A T I O N

Operator:

Good day, and welcome to the WidePoint Corporation First Quarter 2015 Financial Results Conference Call. Today’s conference is being recorded. At this time, I would like to turn the conference over to David Fore of Hayden IR. Please go ahead, sir.

David Fore:

Great, thank you, Operator. Good afternoon to all participants in WidePoint’s First Quarter 2015 Financial Results Conference Call. With me today are WidePoint’s Chairman and CEO, Steve Komar; and Chief Financial Officer, Jim McCubbin. Steve will provide an overview of the quarterly results and Jim will provide additional financial details. Then we’ll open the call to questions from participants.

Before I turn the call over to Steve, I’d like to remind all participants that during this conference call, any forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions, including, without limitation, expressions using the terminology may, will, believe, expect, plans, anticipates, predicts, forecasts, and expressions which reflect something other than historical facts, are intended to identify forward-looking statements. These forward-looking statements involve a number of risk factors and uncertainties, including those discussed in the Risk Factor sections of WidePoint’s annual report on Form 10-K, its quarterly reports on Form 10-Q, and other SEC filings the Company releases. Actual results may differ materially from any forward-looking statements due to such risk factors and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call, except as required by law.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352       www.viavid.com

1

WidePoint Corporation – First Quarter 2015 Earnings Conference Call, May 11, 2015

I would now like to turn the call over to WidePoint's Chairman and CEO, Steve Komar, for opening remarks. Steve?

Steve L. Komar:

Thank you, Dave, and good afternoon to all of you that have joined us here today. It has been a relatively short time since our 2014 year-end earnings call on March 16th, but we do have several recent developments to share with you today, and of course we’d like to express our appreciation to all of you for your continued interest and support of WidePoint Corporation.

As you may already have seen, our first quarter results helped us start they year off with a combination of robust revenue growth, improved dollars of gross profit, and a reduction in loss from operations, each of which are consistent with our internal targets and earlier comments to you regarding our expectations as we move through the individual quarters of 2015. At $17.7 million this quarter, our revenue performance represents growth of 84% versus the year-ago first quarter of 2014, and an almost $1 million improvement versus the immediately prior calendar quarter. It also represents our fourth sequential quarter of revenue growth. Actually, our revenue growth was slightly better than what we had expected, due to a quicker implementation and onboarding of our most recent DHS BPA customer, the Immigration and Customs Enforcement Agency, or ICE, during the first quarter. As revenues from this client were only for a portion of the quarter, it speaks well to the additional increment we can expect from ICE in the upcoming second quarter.

It’s important to note that this benefit was realized directly as a result of the hard work and commitment of our DHS onboarding team. ICE was implemented quickly, efficiently, and with a group of happy end users, a great job by everyone involved and indicative of the focused teamwork on the part of all of our staff and Management. This type of effort and commitment is key critical to achieving the aggressive 50 plus percent revenue growth target we have set for this year. As a result of everyone’s hard work, we entered the second quarter of 2015 at slightly over a $70 million annualized revenue run rate, a very good start towards meeting the performance targets we have established for our Company this year.

But, this is just the start. While we find ourselves to date well underway with the agencies we have brought under our wing via the DHS BPA award, we still have three substantial additional target agencies we must engage and turn into satisfied clients and users; specifically, the US Coast Guard, FEMA and the US Secret Service. These agencies remain a key focal point for us in 2015, and should enhance our success profile as we move forward. We’ve received more than $300 million in multi-year task order awards under this agreement over the past year and we believe we will continue to grow and expand this base, as we provide additional and enhanced higher margin mobile products and services to the agencies, and reach our target of capturing the entire $600 million opportunity under this agreement.

While the DHS BPA represented a large portion of our growth over the past year and, with our continued success, should lead to additional growth in the future, it was not the only opportunity we have invested in to support our targeted growth rates in the quarters and years ahead. We’re extremely excited about the opportunity we see for our next-generation identity management solutions, including Certificate-on-Device, or COD, or as we have—since we tend to use these terms interactively, and have been and are investing to bring these capabilities to production readiness as quickly as possible.

As the world of the Internet of Things evolves, we see only additional demands, requirements and opportunities for the high-integrity proven mobile security solutions we offer today and will offer in the near future. These new offerings are geared toward a range of devices, including personal mobile devices, such as handsets, tablets and laptops, as well as machine-to-machine interfaces between servers and routers, and other hardware, and sensors and cameras used in secured and mobile environments. We are currently working with three major mobile device manufacturers, Kyocera, LG Electronics and Samsung, as well as several other key partners, to bring our Certificate-on-Device solutions to commercial and federal markets. I’m pleased to report that we believe we will see our first threshold revenues from these efforts during the upcoming second quarter of this year.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352       www.viavid.com

2

WidePoint Corporation – First Quarter 2015 Earnings Conference Call, May 11, 2015

I’d now like now to offer a quick update as to where we stand with each of these three primary handset partners. Kyocera has launched several ruggedized handset models geared toward the first responder customer segment and is working with us on incorporating a Security Certificate into their handsets for those markets. We’re also working closely with LG’s sales and marketing organization on the pending market launch of their next-generation cert-secured handsets; and with Samsung, we are in the process of integrating into their KNOX product suite and are working closely with their enterprise group to complete the integration of our Cert-on-Device with their handsets, and, finally, we will begin co-marketing with them later this month on several exciting opportunities we have been jointly planning and working with them on.

Thus far, the majority of our next-generation identity management activities and opportunities are in or entering pilots, or what we call Phase 1 stages, and as we’ve already mentioned, the impact on revenue during this first quarter has been minimal, but we do expect to see an increasing step-up in revenues from these offerings during the second and third quarters, as handset products are rolled out.

As an example of similar early efforts, we recently initiated work with our AT&T partner on behalf of one its large financial services clients to provide identity assurance consulting services relating to our next-generation identity management offerings. This initial work under this engagement is now at completion and we are working on the second phase of how we implement an enterprise-wide security solution that meets the Company’s customized needs, along with the potential for ongoing maintenance and related expansion opportunities.

Keep in mind that in most cases we are not serving the end users directly, as they are customers of our partners, and we have somewhat limited direct control of market adoption rates and implementation timing. That is one of the reasons we have taken some pain to choose our partners carefully. Having said that, though, we do see the potential opportunity to generate high margin revenues in the single-digit millions for these offerings during 2015.

On another front, our Soft-ex Communications subsidiary continues to gain ground in the European market. Last month, they were newly included in the UK government specialist Cloud Services G-Cloud 6 procurement agreement. For background, the G-Cloud is a UK government initiative designed to support the acquisition of cloud software and services by the entirety of the public sector, and the G-Cloud 6 includes an array of solutions from specialist suppliers, such as Soft-ex.

Soft-ex is also in advanced contract discussions with O2 Telefónica, British Telecom, and 3-Ireland. 3-Ireland is a new Hutchison Whampoa entity that acquired the Telefónica operation in Ireland and is currently negotiating to acquire the UK equivalent. Soft-ex is an existing client of both the former Telefónica and now the new Hutchinson Whampoa entity. This is basically to provide or enhance their data analytic solutions and services to the enterprise customers of those communication service providers.

Beyond Soft-ex’s base markets and services, we were working to expand their data analytics software offerings into the US market, while we pursue equivalent opportunities to expand our domestic telecom expense management, or TEM platform, throughout the European community.

So, with this start to the year, we are confident that the hard work and investments that we made in 2013 and ‘14 are already paying off and that they will continue to pay off in 2015, and beyond. Our target markets are large and growing, and potentially very lucrative for us, given our competitive differentiators, such as contractual exclusivity, reputation in the market and with customers, and quick-to-market technological implementation.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352       www.viavid.com

3

WidePoint Corporation – First Quarter 2015 Earnings Conference Call, May 11, 2015

As we stated before, our pathway to success and therefore our overwhelming focus in 2015, is to execute it on several key critical initiatives, which, simply stated, are as follows: execute our plan to scale and leverage our DHS BPA relationship; productize, market and sell our Cert-on-Device and next-generation identity management offerings; prioritize and grow our higher margin businesses and revenue streams; grow our state, local and commercial markets penetration both here and abroad; all while aggressively controlling spending and optimizing our investment choices, all of which will collectively help us achieve the goal of delivering positive financial leverage to our bottom line as we continue to grow and progress through 2015.

With that, I’d like to thank you for your attention, and now I’d like to turn the call over to Jim McCubbin, WidePoint’s CFO, for an in-depth discussion of our quarterly financial results and his financial outlook as we enter what should be a very exciting year. Jim, the floor is yours.

Jim McCubbin:

Thank you, Steve. Hello, everyone. Thank you again for joining our call today. Today, in my remarks, I’m going to discuss and review our first quarter 2015 financial results and provide an outlook and update at this point in time on our financial goals, targets and expectations for 2015.

As Steve has commented, our first quarter revenues exceeded our expectations and led to revenue growth of approximately 84%, with revenues booked to $17.7 million, up $8.1 million from $9.6 million in the first quarter of 2014. This also represented four quarters of sequential revenue growth, commencing in what we had described back in the first quarter of 2014 as a bottom and starting point in the endeavors we had set up to achieve this past year. We have been fortunate in our team members’ ability to onboard and process workload more efficiently and this led to our success this quarter in driving revenues a bit further than we had expected and stated on our last call.

Some of the investments that we have made to streamline our processes and platforms are starting to pay off. As we continue to wrap up these endeavors this year with improvements to our electronic data interfaces, GUI interfaces and platform consolidations, we believe our processing, time and cost to perform our work should improve, driving better margins, while providing our end users with improved performance, analytics, and of course an improved user experience.

Our revenue growth over the past four quarters, of course, was materially attributable to our DHS BPA award, and to date we have recognized over $300 million in task order award, assuming renewals. Our goal, of course, is to receive the full $600 million in obligations, but we did see some delays as a result of the issues that arose from our Congress and the Administration having to reconcile some of their issues and differences. While this has been resolved and we are again working with the remaining component agencies, we are having to play a bit of catch-up.

In looking at the quarter-to-quarter comparisons, we would also like to point out that all of this revenue was just not attributable to DHS. While we did see our DHS carrier services increase 123%, from $3.9 million in the first quarter of 2014 to $8.7 million in the first quarter of 2015, we also saw 57% revenue growth quarter-over-quarter from a combination of our other revenue streams, which strengthened both professional services and recurring management services, and identity management and telecom management, all very good signs.

While our success looking back builds the bases to look forward, looking forward is still what is important for us to drive to meet our financial goals and targets for 2015. Last year, we started the year with an approximately $40 million run-rate and recognized revenues of approximately $53 million for the year and ended the year at an approximate $66 million run rate. This year, we have entered 2015 at an approximate $70 million run rate, with a target of recognizing 50% revenue growth over last year’s $53 million. So, while we’re off to a good start, we still have much progress to make. Our key focus on achieving this targeted result is to continue to build upon our DHS activity, broaden our state and local presence, continue to expand our commercial and international work, and of course grow our next-generation identity management base of new business, with a focus on our Certificate-on-Device and drive credentialing capabilities.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352       www.viavid.com

4

WidePoint Corporation – First Quarter 2015 Earnings Conference Call, May 11, 2015

We believe DHS, given the Coast Guard and the two other components, should help us to build support for adding to our revenue base in the second half of 2015. We believe with the number of state and local opportunities close at hand, we should see our WSCA activities step up with some new additional awards in the second quarter, bolstering again our second half revenues. Our commercial and international work should also provide some additional revenues, as we add new contract vehicles and continue our expansion here and abroad from current customers and a robust pipeline. Finally, what we are most excited about is the beginning of recognizing revenues from our next-generation identity management services in the second quarter. These combined opportunities should lay the groundwork for us to meet our revenue targets for 2015 of approximately 50% revenue growth.

The revenue and revenue growth are just part of what we must achieve. We also need to continue to improve gross profit and optimize both our SG&A expenses and optimize our investments to meet our targeted goals for 2015; that includes continuing to grow our gross profit on an absolute basis and a percentage basis. While on the recent quarter-to-quarter comparisons, we improved our gross profit approximately $1.1 million, excluding amortization and depreciation, on a percentage basis, it was slightly lower on a quarter-to-quarter comparison, predominantly as a result of the amount of growth in our carrier services under the DHS BPA. To achieve our gross profit goals, we must grow not only our gross profit on an absolute basis, but also on a percentage basis. We believe, looking forward, we should be able to achieve this goal with the improvements we’ve been making by investing in our technology platforms and also by witnessing a greater amount of relative revenue from higher margin services from our next-generation identity management services that are just now coming to market. We believe that as this blend improves, we should see our gross profit will not only in an absolute basis improve, but also on a percentage basis. The only outlier that could affect this if the Coast Guard would come on a very accelerated basis. Then, our absolute gross profit, of course, would grow nonetheless, but on a percentage basis it may not, but that’s a win-win situation on however that plays out.

Looking at our SG&A expenses, we’re also in the process of leveling off the investments we’ve been making to achieve our SG&A targeted goals. In the first quarter, we expensed all of our 2014 audit expenses, front-loaded all of the start-up expenses associated with bringing on the DHS ICE component, invested in our next-generation identity management solutions, as well as we made investments in our platform unification process to streamline and improve our profitability, while also continuing to invest in sales and marketing for our channel partners, and maintaining an excess capacity to be prepared for continued revenue expansion; all quite a lot of work, given that we’re starting to level these off, though, and the investments, we believe we will see returns come from them online starting in the next quarter and the second half.

I would like to further note that a large percentage of our losses in the quarter were from these investments and not operating the business. These were choices that we made, so we would have the investments in place to be a strong dominant player in the noted fields that we’re entering in identity management. So, given our targets of increasing our gross profitability, and stabilizing and optimizing our spend on our investments that fall within our SG&A categories, we think it becomes evident that with increased revenues, improved gross profitability and leveling off of SG&A expenses, the financial model has the potential to be monetized quite nicely as we progress through 2015, and into 2016.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352       www.viavid.com

5

WidePoint Corporation – First Quarter 2015 Earnings Conference Call, May 11, 2015

So, in closing, we’ve come a long way over the past year and we believe we’re at the precipice of demonstrating this year as the path towards showing everyone how we can monetize our business model and build value for all of our stakeholders. It’s been a lot of work by everybody involved and we’d like to actually thank all of the team members in this Company on what they’ve put forward and the extra work. Everybody has worked almost double time over the last two quarters at trying to achieve this dream that we’ve been making for both ourselves and our stakeholders.

So, with that, I’d like to turn it back to you, Steve, to move on.

Steve Komar:

Thank you, Jim, excellent comments and observations. I’d like to now open the call to our listeners’ questions. Operator, if you can assist us by opening the line and sequencing the questions and comments from our listeners, that will be greatly appreciated.

Operator:

Thank you. If you’d like to ask a question, please signal by pressing star, one on your telephone keypad. If you’re using a speaker phone, please make sure your mute is turned off to allow your signal to reach our equipment. Again, press star, one to ask a question, and we’ll pause for just a moment to allow everyone to signal.

We’ll go first to Mike Crawford with B. Riley & Company.

Mike Crawford:

Thank you very much and I look forward to seeing you at our conference this week. Can you talk about what WidePoint technology Samsung is in the process of integrating into its KNOX product suite?

Jim McCubbin:

Well, yes, and it’s just not KNOX that we’re working with, as you may be aware. KNOX is one of their software tools and integrated platforms that integrates with our telecom expense management services into parts of their MDM platform. As well, it lets take a look and integrate the mobile security aspect of it. So, what we’re doing with Samsung is not just looking at identity management and credentialing, but we’re looking at our entire platform and how we can work together moving forward.

Mike Crawford:

Okay, thanks Jim, and you talked about co-marketing later this month with Samsung on some opportunities. Can you expand upon what those opportunities might entail?

Jim McCubbin:

We have to be careful on what we say, because they are joint co-marketing activities between Samsung and us. There is a very large ongoing federal opportunity, where they’ve been working on derived credentialing, that we will be addressing, and there are also some other commercial opportunities with the new handsets and devices. That’s where we’re actually going to market with their enterprise group.

Mike Crawford:

Okay, thank you, and just a couple other quick ones, if you don’t mind. So, one, are you seeing, when you’re looking at your next-generation identity management services, that people are going to kind of a software cert first, and then perhaps from there then moving to more a hardware-based solution embedded directly, like on a base border within a handset?

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352       www.viavid.com

6

WidePoint Corporation – First Quarter 2015 Earnings Conference Call, May 11, 2015

Jim McCubbin:

Well, Mike, yes, as well as something else that we’ve observed. We’ve observed that on our commercial side, they’re taking us into other commercial clients and the commercial clients are asking for some upfront consulting work in developing plans on how to adopt identity management and some of our managed services, as well as helping them some potential additional software reselling and hardware equipment needs to make it work, as well as ongoing maintenance. So, we’re actually seeing this as more of a consultative approach leading into tokens and other requirements in credentialing. Now, we are also seeing that some of them that just want to address handsets are looking at software as a leading prototype, followed by embedded, and that’s just because this is all new to the marketplace right now. Kyocera, we would have to say is the farthest along on the embedded side, but everybody is trying to play catch-up.

Mike Crawford:

Okay, thank you, and then last question just relates to some of these pilots, or as you call Phase 1 stages, where I think there’s something you were looking at on the federal teleworkers’ side, maybe that’s pushed a little bit, and there’s been some other projects, be it with LG or Kyocera, or I guess Samsung now that that we know who that partner is. In aggregate, these were defined as something representing some $60 million of opportunities on an earlier conference call. Can you just give some updated color on all that, please?

Steve Komar:

I can tell you that—it’s interesting that you chose those words, Mike—the teleworker piece of this has pushed out a little bit to the right, but it is still an ongoing initiative. It’s actually been eclipsed by this reference that we’ve talked about today, or that I talked about in today’s call, with a rather large financial servicing client, so there are those two scenarios, and I think on top of that there are a number of marketing initiatives that are actually underway already with LG, but at this stage of the game, I would go back to the comment that Jim made earlier, I think we have to wait for our partners to announce those. We’re very, very close, and we’re happy to have said what we’ve said today about Samsung, and we expect to be able to say more about Samsung and others in the very near future.

Mike Crawford:

Okay. Thank you very much.

Steve Komar:

Thank you, Mike.

Operator:

We’ll now take Mike Malouf next with Craig-Hallum Capital Group.

Mike Malouf:

Great. Thanks, guys, for taking my questions. I’m wondering , Jim, if you could just focus a little bit more on the Samsung, if you can maybe step back and give us a little bit of Samsung, how the economics work on something like this. I know that in the past you’ve said monthly ARPU of around $1.00 to $5.00, but this obviously could be a very large opportunity, so I’m just trying to get a sense of if you’ve gotten any more color on that or if you could narrow it down a little bit; and maybe you could also give us a little bit of commentary on the Kyocera, which seems to be a little bit more near-term. Thanks.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352       www.viavid.com

7

WidePoint Corporation – First Quarter 2015 Earnings Conference Call, May 11, 2015

Jim McCubbin:

Yes, Mike. One, Samsung, we’ve been working this endeavor for quite a while, and it has expanded beyond just a Cert-on-Device by itself, in which case we’re embedding into software, we’re embedding them into some of our back-room operations, and we’re co-marketing into some both federal and commercial opportunities. While the $1.00 to $5.00 credentialing aspect of it remains real, we’re also looking at a consultative approach, as well as we’re looking at some more transactional aspects of it with the carriers that we’re also partnered with. I think we’re too early right now to define exactly how it’s going to play out, and it’s taken us a little longer because there’s more involved now and there is more room for us to play. So, that’s where I can leave it at this point. I do believe over the next coming month or two we’ll have more color. And I really believe with AT&T, when we talked about a major financial services company, that’s also representative of how the model is a little bit in flux right now, because some of these large organizations are looking for help to actually migrate there and that’s become a component part of it, okay?

Mike Malouf:

Yes, and then with Kyocera, the same thing, or do you have a little bit visibility there?

Jim McCubbin:

Kyocera, we’re quite pleased with. Kyocera, as you know, we’ve come up with a way to embed. We’ve already started marketing. Their target marketplace is in first responders here. They’re hoping us to lead the charge. On a per device credentialing aspect, it’s still there, and there may be some other rewards and financial rewards, as well, with what we do with them. We’ve been nothing but pleased with what we’ve seen out of Kyocera today.

Mike Malouf:

Okay, great, and then just one last question. For the LG, you said the next—I just missed what you said—the next generation, are we talking about the LG G4 that you’re going to be involved, or is there some other line that you were referring to?

Jim McCubbin:

Steve made that comment, I believe, but we are working and marketing with LG and AT&T to their commercial set. I think they’re waiting for us now to make sure that we’re integrated appropriately. I know we’re co-marketing with them as we speak and we’ll be demonstrating in the second quarter.

Mike Malouf:

Okay, great, thanks for the color. I appreciate it.

Jim McCubbin:

Well, thank you, Mike.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352       www.viavid.com

8

WidePoint Corporation – First Quarter 2015 Earnings Conference Call, May 11, 2015

Steve Komar:

Thank you.

Operator:

We’ll go next to Sam Donaldson, who is a Private Investor.

Sam Donaldson:

Gentlemen, I’m very pleased personally with the progress you’re making, particularly since it seems to be following a plan that you laid out over three years ago, which included spending a lot of money in order to expand the operation and bring home potentially the profits, so I congratulate everyone on the team. Jim and Steve, do you still expect, as I think the last two quarterly reports you said, that by the end of this year, somewhere toward the end of this year, we’re going to be in a positive situation, we’re going to be making money on a quarterly report and not losing it?

Jim McCubbin:

That’s our targeted goal.

Steve Komar:

That’s our plan, you’re right.

Sam Donaldson:

Well, okay, that’s the plan, but is there anything that you see—because things change and I think most of us understand that—is there anything you see that tempers somewhat your enthusiasm for this goal in the last several weeks, since the last time you spoke?

Jim McCubbin:

No. Sam, I mean, right now, it’s increase revenues, improve gross profitability on an absolute percentage basis over the year, and optimize investments and flatten out the SG&A line. I mean, just those three activities produces a positive financial result, okay? Now, we have to be wise how we do it, we don’t want to stop everything, of course, but that has been our plan since last year. We raised the money so we could make the investments, so we’d be able to go to market, and we’re on plan to do that. We also were in plan to invest about $1 million plus in the fourth and first quarter, and we’ve held true to that, as well. If you look back at the commentary, we just continue to plan, and we try to manage to that plan to hit the net result that we’re trying to achieve.

Steve Komar:

Sam, let me add just one quick comment, and I am going to violate the rule about never saying anything other than positive. It is not a slam-dunk, it’s going to take a lot of hard work, but we are on or ahead of plan, both in terms of our internal plans and in terms of—call it analysts’ projections. We believe we’re going to get there, I believe we’re going to get there, and I haven’t seen anything in the last two to four months that would lead me to have doubts about that goal.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352       www.viavid.com

9

WidePoint Corporation – First Quarter 2015 Earnings Conference Call, May 11, 2015

Sam Donaldson:

Well, that’s fine, and that is certainly is satisfactory to me. As I said, I know things change and bad luck can occur, but as far as you can see, you still—the word was “no” when I said do you see anything that would really change your belief that by the end of this year we— we probably will be, I suspect we’d probably—we will be in a positive situation, we’ll be making money.

Steve Komar:

We have every intention of leading this year as a profitable company, Sam.

Sam Donaldson:

Good, I like the intentions, and again I congratulate you and everybody on the team, keep going. Thanks.

Steve Komar:

Thanks or you can use commitment if you like.

Sam Donaldson:

Okay, all right.

Steve Komar:

I didn’t mean to be imprecise.

Sam Donaldson:

No, I knew you weren’t. I used to be in a business where I covered a lot of people who had great intentions of doing this, that or the other. Three or four of them got to be President, most of them didn’t. All right, I’ll see you later. Bye-bye.

Steve Komar:

Super.

Jim McCubbin:

Okay, thank you, Sam.

Steve Komar:

Thanks, Sam.

Operator:

At this time, we have one question remaining in the queue. Once again, if you’d like to ask a question, or if you have a follow-up question, please press star, one.

We’ll take our next question from Jim Kennedy with Marathon Capital.

Jim Kennedy:

Hi, Steve. Hi, Jim.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352       www.viavid.com

10

WidePoint Corporation – First Quarter 2015 Earnings Conference Call, May 11, 2015

Jim McCubbin:

Hey, Jim.

Steve Komar:

How are you doing?

Jim Kennedy:

Congratulations, great progress. I wanted to hear a little bit more about the Soft-ex and your data analytics platform, you referred to that earlier in the call. At what stage of development are we in, in terms of having a true analytics platform, and what role will that play going forward for some of your larger customers, is that an important feature? Just describe where you’re going with that, if you don’t mind.

Steve Komar:

Well, I’ll just start out—and, actually, this is a favorite topic of both Jim and myself, so he may supplement me, but let me start out by saying that the platform had been developed over a two- to three-year period, just prior to our acquisition. Within three or four months after the acquisition, that platform was up, running, in production, and has a substantial customer base today in Ireland and in the United Kingdom, as well as a couple of additional clients elsewhere in the European community.

It basically operates as a telecommunications lifecycle platform, but with a focus on providing, via the other cloud or any other competency, direct to end user client, usually in enterprise, a series of informational bytes that that client uses to manage its environment. It’s a different business model than our US-based telecommunications lifecycle management program, because, in effect, the direct customer of Soft-ex, or data analytics, or the communication service providers, and that is essentially the way the business operates in the European markets and in other offshore US markets, and then what happens is that the telecommunication service provider has the direct relationship with the end user customers, so think middle ware, think intermediary.

But, again, with long-term contracts and a very stable and growing revenue stream, we’re looking at migrating that into a US market. We’re very early stage on that, although we do have at least one major telecommunications service provider that is in a contractual relationship with us to do that. We’re being very cautious about it, because, frankly, it is not our highest priority today, given all the other things we have to do, but it is one of our stated intentions for business development.

Jim Kennedy:

So, as you move down the COD route, how important is analytics to your potential end customer, is that something that gets bundled with what you’re going to do, or is it strictly on the TEM side of the business?

Jim McCubbin:

Right now, Jim—this is Jim—analytics is the new functionality that people are looking at, or looking towards more, more and more. One of the reasons that we had acquired Soft-ex, besides the European presence, was also the analytics capability of the tool set and suite. The software had been completely rebuilt, it’s new and it’s very leading-edge. So, with that, we just need a little bit of time to both integrate it into the analytics side of the US-based TEM side. In the US, we’re agnostic. So, there’s two approaches for us to go to market, through the carriers in the US and/or augmenting our capabilities on TEM side. As you know, we’re building an enterprise management solution set, so the credentialing and Cert-on-Device in various other tool sets will be ultimately linked up with the platform that we’re building on TEM side. It’s all going to represent a series of different tools. Analytics will be part of that tool set, because analytics is very important to our end users. That’s why this is a faster way to market for us, and it’s a more efficient way and not as costly way for us to introduce analytics.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352       www.viavid.com

11

WidePoint Corporation – First Quarter 2015 Earnings Conference Call, May 11, 2015

Jim Kennedy:

Okay, great. Thanks for taking my question.

Jim McCubbin:

Thanks, Jim.

Steve Komar:

Thank you.

Operator:

It appears there are no further questions at this time. Mr. Komar, I would like to turn the conference back to you for any additional or closing remarks.

Steve Komar:

Thanks, Operator. I guess we’ve addressed all questions and comments. I’d like to thank you, Operator, for your assistance, and I’ll just make a quick closing comment, to reiterate we’re very excited about our business outlook for this year. The Management of the Company is focused on continuing to build the business for the future and maximizing shareholder value in the process.

On a side note, for those of you attending, we will be presenting at the upcoming B. Riley Investor Conference in Los Angeles this Wednesday, May 13th.

Again, we thank you very much for your continued interest in WidePoint and we wish you all a very pleasant evening. Thank you.

Operator:

This does conclude today’s conference. Thank you for your participation.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352       www.viavid.com

12